Exhibit (d)(13)(vii)

AMENDMENT NO. 1 TO THE

SECOND AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Second Amended and Restated Investment Advisory Agreement dated as of May 25, 2007 (“Amendment No. 1”) between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and Capital Guardian Trust, a California corporation (“Capital Guardian” or “Adviser”).

AXA Equitable and Capital Guardian agree to modify the Second Amended and Restated Investment Advisory Agreement dated as of August 1, 2006 (“Agreement”) as follows:

1. Removed Portfolio. All references to the EQ/Capital Guardian International Portfolio of EQ Advisors Trust (“Trust”) is hereby removed.

2. Existing Portfolios. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser for the EQ/Capital Guardian Research Portfolio, EQ/Capital Guardian U.S. Equity Portfolio and EQ/Capital Guardian Growth Portfolio of the Trust on the terms and conditions set forth in the Agreement.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		CAPITAL GUARDIAN TRUST COMPANY

By:	/s/ Steven M. Joenk	By:	/s/ Lee K. Yamauchi
	Steven M. Joenk		Name:	Lee K. Yamauchi
	Senior Vice President		Title:	Vice President

APPENDIX A

AMENDMENT NO. 1 TO THE

SECOND AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

Portfolio	Annual Advisory Fee
EQ/Capital Guardian Research Portfolio	0.50% of the Portfolio’s daily net assets up to and including $150 million; 0.45% of the Portfolio’s daily net assets over $150 million and up to and including $300 million; 0.35% of the Portfolio’s daily net assets over $300 million and up to and including $500 million; and 0.30% of the Portfolio’s daily net assets in excess of $500 million and up to and including $1 billion; 0.275% of the Portfolio’s average daily net assets in excess of $1 billion and up to and including $2 billion and 0.25% of the Portfolio’s daily net asset in excess of $2 billion.

EQ/Capital Guardian U.S. Equity Portfolio	0.50% of the Portfolio’s daily net assets up to and including $150 million; 0.45% of the Portfolio’s daily net assets over $150 million and up to and including $300 million; 0.35% of the Portfolio’s daily net assets over $300 million and up to and including $500 million; and 0.30% of the Portfolio’s daily net assets in excess of $500 million and up to and including $1 billion; 0.275% of the Portfolio’s average daily net assets in excess of $1 billion and up to and including $2 billion and 0.25% of the Portfolio’s daily net asset in excess of $2 billion.

EQ/Capital Guardian Growth Portfolio	0.34% of the Portfolio’s average daily net assets up to and including $600 million; and 0.32% of the Portfolio’s average daily net assets in excess of $600 million.